United States securities and exchange commission logo





                      February 22, 2022

       Ashish Kapoor
       Chief Financial Officer
       CordovaCann Corp.
       217 Queen Street West
       Suite 401
       Toronto, Ontario, M5V 0R2, Canada

                                                        Re: CordovaCann Corp.
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2021
                                                            Filed December 15,
2021
                                                            File No. 000-50492

       Dear Mr. Kapoor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services